CREDIT CARD ACCOUNT PURCHASE AGREEMENT
     This Credit Card Account Purchase Agreement (“Agreement”) is made as of this 15 day of April, 2008 (the “Effective Date”), by and between U.S. Bank National Association ND, d/b/a Elan Financial Services, a national bank with its main office located at 4325 17th Ave. SW, Fargo, North Dakota 58103 (“Purchaser”), and Delaware National Bank, a national association, with its main office located at 21035 Dupont Highway, Georgetown, Delaware 19947 (“Seller”).
RECITALS
     WHEREAS, Seller is the issuer of MasterCard- or Visa-branded credit card accounts; and
     WHEREAS, Seller desires to sell and transfer and Purchaser desires to purchase the Accounts (as defined below), at the beginning of the Business Day, on April 15, 2008, (the “Closing Date”) as well as all Account balances owed by Cardholders (as defined below) on such Accounts.
     WHEREAS, Purchaser desires to convert the Seller’s Accounts and their respective balances to the Purchaser’s own processing platform and Seller agrees to assist in this effort.
     NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, and for other good and valuable consideration, Purchaser and Seller agree as follows:
AGREEMENT
I. DEFINITIONS
A.	For purposes of this Agreement and except as otherwise specifically set forth in the text of the Agreement, capitalized terms shall have the meanings specified in Exhibit A, attached hereto and incorporated by reference. If there is a conflict between the definition ascribed to a capitalized term defined herein and the same term defined in another agreement entered into by the parties to this Agreement, the definition set forth in this Agreement shall control for the purposes of this Agreement and any Exhibits and Schedules attached hereto or referenced in this Agreement.

B.	All terms defined in this Agreement shall have the same meaning in any Exhibits and Schedules attached hereto or referenced in this Agreement.

C.	Other terms defined herein shall have the meanings set forth in the context of their use.
II. GENERAL RIGHTS AND RESPONSIBILITIES
A.	Accounts to be Sold.
1.	Seller agrees to sell, and Purchaser agrees to purchase open Accounts and closed Accounts with a balance, as they exist as of the Seller’s close of business on the Closing Date (separately and collectively, the “Accounts to be Sold”). Accounts to be Sold shall not include any Ineligible Account as defined in Section II.A.2. below.

2.	“Ineligible Account” means an Account:
a.	which has been identified in the Seller’s processing system as deceased, or with respect to which the Cardholder obligated on such Account has died before the Closing Date and there is no remaining Cardholder obligated on such Account;

b.	which as of the Closing Date was or should have been canceled or blocked because (i) an applicable Cardholder has notified Seller that the Credit Card was lost or stolen; (ii) fraud (either in connection with the use of, the application for, or the establishment of such Credit Card) or unauthorized use occurred; or (iii) an applicable Cardholder notified Seller (or Seller otherwise became aware using Seller’s Policies and Procedures) that fraud or unauthorized use may have occurred in connection with any such Account. Should those circumstances be identified post Closing Date, Purchaser agrees to purchase the legitimate portion of the balances and such balances will become an Account to be Sold;

c.	with respect to which any Cardholder obligated on such Account is, or within thirty (30) days after the Closing Date has filed to be, a debtor in a proceeding instituted under the United States Bankruptcy Code or any bankruptcy, insolvency or other law for the relief of debtors prior to the Closing Date and for which, other than such Cardholder, there is no other responsible Cardholder obligated on the Account; or any such Account where the Cardholder is working with Seller or a consumer credit counseling service for altered pay-off terms;

d.	which is, as of the Closing Date, five or more payments past due;

e.	which was or should have been written off prior to the Closing Date in accordance with Seller’s customary accounting practices;

f.	which has been closed in accordance with Seller’s Policies and Procedures and has a balance that is equal to or less than zero as of the Closing Date;

g.	which as of the Closing Date is subject to any lien, interest, or right of any affiliate of Seller or any third party, excluding Secured Accounts that are subject to recourse; or is an Account that is securitized;

h.	which as of the Closing Date has an annual percentage rate on any balance that cannot be changed by Seller because of the terms or provisions of the Cardholder Agreement or any marketing materials for such Account or any Requirements of Law (including, but not limited to, Accounts subject to a consumer credit counseling service payment plan agreement or court order, but specifically excluding any Accounts subject to the Servicemembers Civil Relief Act as of the Closing Date), or any Limited-Change Accounts);

i.	which as of the Closing Date is not governed by the terms of a Cardholder Agreement;

j.	on which there exists a billing dispute as of the Closing Date, excluding billing disputes relating to a purchase;

k.	which as of the Closing Date has an outstanding compliance or arbitration case that has not been decided and processed by Seller accordingly; or

l.	which as of the Closing Date is the subject matter of current litigation (or past litigation but with appeals available) or similar dispute with Seller.
B.	Purchase Price, Assignment and Transfer of Accounts to be Sold.
1.	Purchase Price. The purchase price of the Accounts to be Sold (the “Purchase Price”) shall be calculated as follows: 100% of the Principal Balance as of the Cut-Off Time of the Accounts to be Sold, plus the Premium described in Schedule A.

2.	Assignment.
a.	Upon and as of the Closing Date, subject to the satisfaction or waiver of each condition precedent specified in Section X of this Agreement, Seller hereby sells, assigns, transfers, and conveys to Purchaser and Purchaser purchases, all of Seller’s right, title and interest in and to all of the following assets (collectively, the “Assets to be Sold”):
1.	the Accounts to be Sold;

2.	all Related Receivables;

3.	the Customer Base of the Accounts to be Sold;

4.	the Credit Cards and all instruments and other Account Documentation relating to the Accounts to be Sold;

5.	any rights or claims which Seller may have against any third Persons with respect to any indebtedness owing or purportedly owing on any Account to be Sold (which transfer of such rights and claims to Purchaser shall not affect Purchaser’s rights to require a repurchase by Seller as described in Section II.C. below with respect to any Account sold to Purchaser);

6.	all of Seller’s rights pursuant to the Cardholder Agreements governing the Accounts to be Sold and the related Credit Cards; and

7.	all rights to any interchange fees paid or payable from a National Association with respect to such Accounts to be Sold associated with Cardholder transactions that occur after the Cut-Off Time.
b.	Seller for itself and its successors or assigns covenants to and agrees with Purchaser and its successors and assigns that Seller shall execute all documents that Purchaser may reasonably require to evidence Purchaser’s ownership of the Accounts to be Sold. Seller shall cooperate with Purchaser in preparing, executing and delivering any bills of sale, assignments, or other documents, if any, as Purchaser, or counsel for Purchaser, may reasonably require from time to time for purposes of transferring the Accounts to be Sold to Purchaser, evidencing Purchaser’s ownership of the Accounts to be Sold, or carrying out any of the other objectives of this Agreement.
c.	Insofar as the same is necessary to facilitate the preservation or exercise of Purchaser’s rights and powers created or transferred by this Agreement, Seller hereby constitutes and appoints Purchaser and its successors and assigns (and the officers, agents, employees or representatives thereof) the true and lawful attorney or attorneys of Seller, with full power of substitution, for Seller and in Seller’s name and stead or otherwise, by and on behalf of and for the benefit of Purchaser and its successors and assigns, to demand and receive the Assets to be Sold and from time to time to institute and prosecute in the name of Seller or otherwise, at the sole expense and for the benefit of Purchaser and its successors and assigns, any and all proceedings at law, in equity or otherwise that Purchaser and its successors and assigns may deem proper in order to enforce any claim, right or title of any kind in and to the Assets to be Sold and to defend or compromise any and all actions, suits or proceedings with respect to any of the Assets to be Sold and to do all such other lawful acts and things in relation thereto as Purchaser and its successors and assigns shall deem desirable, Seller hereby declaring that the appointment hereby made and the power hereby granted is irrevocable by Seller in any manner or for any reason except as provided otherwise in this Agreement.

d.	Seller shall take no action after the Closing Date that would be inconsistent with the effective transfer by Seller to Purchaser hereunder as of the Closing Date of Seller’s entire right, title and interest in and to the Accounts to be Sold. The parties agree that the transactions contemplated herein constitute a sale and assignment of the Accounts to be Sold to Purchaser and not a loan.
3.	Seller shall provide Purchaser, no later than five (5) Business Days after the Closing Date, with all necessary system reports to support the Preliminary Purchase Price. No later than ten (10) Business Days following the receipt of such information from Seller, Purchaser shall prepare a Preliminary Closing Statement, in the form set forth in Schedule A, setting forth the calculation of the Preliminary Purchase Price. Payment terms relating to the Preliminary Purchase Price are set forth in Section II.B.5., below.

4.	Within forty-five (45) days after the Closing Date, Purchaser shall prepare a Closing Statement, a form of which is attached hereto as Schedule A-1. The Closing Statement will be used in part to identify adjustments of the Preliminary Purchase Price based upon changes in identification of Accounts to be Sold, including, without limitation, Accounts to be Sold that should have been identified as Ineligible Accounts. Payment terms relating to the Closing Payment are set forth in Section II.B.5., below.

5.	Seller shall provide Purchaser with written instructions designating the deposit account to which the Preliminary Purchase Price and Closing Payment shall be transferred or deposited by wire transfer or ACH. The Preliminary Purchase Price shall be paid no later than five (5) Business Days following presentation and mutual agreement on the Preliminary Closing Statement. The Closing Payment shall be made to Seller no later than five (5) Business Days after presentation and mutual agreement of the Closing Statement.

6.	If within fifteen (15) Business Days after Seller’s receipt of the Preliminary Closing Statement or the Closing Statement, Purchaser and Seller do not mutually agree on any line item in the Preliminary Closing Statement or the Closing Statement (other than the Preliminary Purchase Price or the Closing Payment), then Seller shall notify Purchaser in writing of all line items in dispute. Within fifteen (15) Business Days after Seller’s notice to Purchaser that some line items remain in dispute, the parties shall contract with an independent public accounting firm mutually acceptable to Seller and Purchaser to audit the line items in dispute on the Preliminary Closing Statement or the Closing Statement and any other items that must be reviewed to resolve the dispute. The cost of such audit and the preparation of the revised Preliminary Closing Statement or the Closing Statement (respectively the “Audited Preliminary Closing Statement” or “Audited Closing Statement”) shall be shared equally between Purchaser and Seller. The Audited Preliminary Closing Statement or Audited Closing Statement prepared by such accounting firm shall be final, conclusive and binding on the parties for matters covered thereby and a judgment may be entered thereon. The Audited Preliminary Closing Statement or the Audited Closing Statement shall be in a form substantially similar to the Preliminary Closing Statement or the Closing Statement, except that they will reflect either the Preliminary Purchase Price or the Closing Payment established by the third party auditor.
C.	Repurchase.
1.	Within ninety (90) days after the Conversion Date, if Purchaser determines that any of the Accounts to be Sold that were sold to Purchaser should have been deemed to be an Ineligible Account as of the Closing Date, Purchaser shall so notify Seller and Seller shall repurchase the Ineligible Account(s) by paying to Purchaser, a purchase price equal to the principal balance, which means the net amount, including interest, fees, and any other charges owing by a Cardholder to Purchaser on the Cardholder’s Account, of any credit balance in favor of the Cardholder, and less disputed items as recorded in the periodic statement of such Account most recently rendered prior to the repurchase date, plus all debits and less any credit properly posted to such Account pursuant to the terms of the Cardholder Agreement as of the repurchase date, minus the revenue Purchaser collected on such Ineligible Account(s) and, at Purchaser’s discretion, the Premium for such Ineligible Account(s). Failure by Purchaser to identify within such ninety (90) days any Accounts to be Sold to be repurchased hereunder shall result in forfeiture of Purchaser’s right to require Seller to repurchase hereunder.
2.	By no later than the Closing Date, Seller shall provide Purchaser with a list of Accounts that have credit limits or balances that exceed $50,000, along with the required financial documents pursuant to Section II.F. Purchaser will apply Purchaser’s established underwriting criteria to the Accounts based on the financial reports Seller provides to Purchaser. If Purchaser does not approve the Account(s), Seller shall execute a separate Full Recourse Agreement on each Account, and the Account(s) will then become Full Recourse Account(s). If Purchaser has purchased such Accounts and Seller fails to execute any Full Recourse Agreement with respect to any such Account, Seller, on Purchaser’s written demand for repurchase, shall repay to Purchaser the principal balance, which means the net amount, including interest, fees, and any other charges owing by a Cardholder to Purchaser on the Cardholder’s Account, of any credit balance in favor of the Cardholder, and less disputed items as recorded in the periodic statement of such Account most recently rendered prior to the repurchase date, plus all debits and less any credit properly posted to such Account pursuant to the terms of the Cardholder Agreement as of the repurchase date, minus the revenue Purchaser collected on such Account(s), and, at Purchaser’s discretion, the Premium for said Accounts.

3.	By no later than the Closing Date, Seller shall provide Purchaser with a list of Secured Accounts. Seller shall execute a separate Full Recourse Agreement on each Secured Account, and the Secured Account(s) will then become Full Recourse Account(s). If Purchaser has purchased such Secured Accounts and Seller fails to execute any Full Recourse Agreement with respect to any such Secured Account, Seller, on Purchaser’s written demand for repurchase, shall repay to Purchaser the principal balance, which means the net amount, including interest, fees, and any other charges owing by a Cardholder to Purchaser on the Cardholder’s Secured Account, of any credit balance in favor of the Cardholder, and less disputed items as recorded in the periodic statement of such Secured Account most recently rendered prior to the repurchase date, plus all debits and less any credit properly posted to such Secured Account pursuant to the terms of the Cardholder Agreement as of the repurchase date, minus the revenue Purchaser collected on such Secured Account(s), and, at Purchaser’s discretion, the Premium for said Secured Accounts.

4.	Payments pursuant to the repurchase obligations set forth in Sections II.C.1. to 3. above, or pursuant to Section VI.C., shall be made via wire transfer if the repurchase occurs during the Interim Servicing Period, or via ACH if the repurchase occurs after the Interim Servicing Period or if there is no Interim Servicing Period, within five (5) Business Days after notice by Purchaser. Purchaser will execute and deliver to Seller any documents reasonably necessary to reassign and transfer any purchased Account(s) to Seller, and will take all steps reasonably necessary to facilitate the transfer of the Account(s), including title therein, back to Seller. Following the repurchase of an Account by Seller hereunder (“as is” and without recourse to Purchaser), Purchaser will close the Account on its books, and Seller shall own, have full servicing responsibility for, and assume all obligations with respect to, such Account(s) (whether arising before, on, or after the Closing Date). Purchaser shall be responsible for necessary reporting to a credit bureau related to the Accounts and Purchaser’s records, and Seller shall be responsible for any credit bureau reporting necessary related to the continued existence and collection, if any, of the Account(s) by Seller.
D.	Assumption of Liabilities. Except as otherwise expressly set forth herein or, if applicable, in the Interim Servicing Agreement, upon the satisfaction or waiver of each condition precedent specified in Section X.A of this Agreement, Purchaser shall assume the following obligations, each without the execution or delivery of any additional document, on the Closing Date:

1.	All of the obligations of Seller arising after the Cut-Off Time to perform under the Cardholder Agreements, and the Security Agreements included in the Accounts to be Sold (excluding obligations for Account Benefits pursuant to Section III.B.); and

2.	All of the obligations of Seller arising after the Cut-Off Time to perform with respect to the Accounts to be Sold under any Requirements of Law, except for those charges: (a) arising from Seller’s violation on or before Cut-Off Time to any Requirements of Law; or (b) arising from or relating to any special assessments with respect to periods up to and including the Cut-Off time (collectively, the “Assumed Liabilities”). Prior to the Conversion Date, the payments to be made by Purchaser to Seller under this section shall be made pursuant to Section III of the Interim Servicing Agreement.

3.	Except as provided above, Purchaser shall not assume any liability, commitment, or any other obligation of Seller, whether absolute, contingent, or otherwise known or unknown of any nature, kind or description whatsoever, arising from or related to the operation of the Seller’s business prior to, at or after the Cut-Off Time.

4.	Seller expressly retains all liability arising out of or from the Account Benefits, including, but not limited to, points and the cost of the possible redemption of such points prior to the Cut-Off Time. Purchaser assumes liability for points existing as of the Cut-Off Time or subsequently incurred; provided, that Purchaser will only assume liability for cash reward points earned subsequent to the Cut-Off Time.
E.	Cooperation with Sale and Conversion Manager. Seller shall cooperate fully with Purchaser in connection with the sale and transfer of the Accounts, and shall designate a dedicated Conversion Manager within its organization to act as the primary contact for Purchaser. The Conversion Manager will be familiar with this Agreement and have decision making authority and the ability to coordinate activities contemplated under this Agreement to help facilitate the sale and transfer of the Accounts to be Sold. Seller and Purchaser shall schedule and attend meetings necessary to facilitate the smooth transfer of the Accounts to be Sold, and shall establish and adhere to timelines set up, as described further in Schedule B, to facilitate the transfer of the Accounts to be Sold. Should Seller be party to an agreement with a third party who is performing any functions related to the Accounts to be Sold (including, but not limited to processing or reward administration), Seller shall work with such third party to determine their respective obligations with respect to their agreement and facilitate the timely cancellation of any such agreement as well as timely transfer of such Accounts, following as closely as reasonably possible the timelines established by Purchaser.

F.	Information Access, Records Retention and Risk of Loss. Seller shall provide Purchaser and its officers, accountants, counsel and other representatives reasonable access to review the Account Documentation and Seller’s Policies and Procedures and, commencing on the Closing Date, such other properties, reports, books, contracts, and customer records that relate to the Accounts to be Sold subject to reasonable security requirements, during Seller’s normal business hours through a mutually agreeable process upon three (3) Business Days’ notice, throughout the period commencing on the date of this Agreement. In the case of Purchaser’s review of Seller’s Policies and Procedures, Purchaser and its officers, accountants, counsel and other representatives, unless otherwise permitted by Seller in writing, may not photocopy any of Seller’s Policies and Procedures and may retain only summary notes regarding the same. In addition, Seller shall provide Purchaser with portfolio summary reports (as further described below in Section II.G.) within three (3) Business Days after such information becomes available in each month prior to the Closing Date. Seller will, for a period of seven (7) years after the date of this Agreement, or longer as necessary for compliance with the Requirements of Law, maintain in a fully accessible fashion the Account Documentation and all of its books and records, including, without limitation, information received from Cardholder applicants for purposes of USA PATRIOT Act compliance, relating to the Accounts to be Sold. Seller will, upon Purchaser’s request, transfer or make available to Purchaser Account Documentation, books and records as Purchaser may request, and will, upon Purchaser’s request, provide witnesses and/or signed affidavits to establish the reliability and authenticity of such books and records. Where any

Account included in Accounts to be Sold has a credit limit or balance greater than fifty thousand dollars ($50,000), Seller shall provide Purchaser with copies of financial information provided to Seller by the Cardholder in connection with the establishment and maintenance of such Account, provided, however, that if Seller is unable to provide such financial information, Seller acknowledges that Purchaser may request such information from the Account obligor. While such documentation and information is in the control of Seller, the cost to transfer or make available Account Documentation and books and records to Purchaser as provided herein shall be borne by Seller. Further, the risk of loss, damage or destruction from any cause to any Account Documentation of Accounts to be Sold shall be borne by Seller at all times between the date hereof and the date such Account Documentation or Accounts to be Sold is in Purchaser’s possession, and once in Purchaser’s possession, thereafter by the Purchaser.
G.	Master File Information. Seller shall transmit to Purchaser, in a secure format (which may include, but is not limited to, an electronic and encrypted transmission) as requested by Purchaser, Cardholder information reasonably necessary to facilitate Purchaser’s timely mailing of change in terms and other notice(s), as described in this Section II.G., as well as determination of the Purchase Price as described in Section II.B.1. Seller agrees to provide Purchaser, at Seller’s cost and up to four (4) times prior to the Conversion Date (according to the timeline set forth in Schedule B), with master file information about the Accounts to be Sold in a format prescribed and containing information requested by Purchaser, which will include, without limitation, Cardholder name, address and social security number but will be limited to information available on Seller’s servicer’s (“FDR”) system. Each transmission of the master file information provided hereunder shall have been produced no earlier than five (5) Business Days prior to the date the information is transferred to Purchaser and shall be current as of said production date and contain all of the Accounts to be Sold. In addition to other uses in connection with the transfer of the Accounts to be Sold, the master file information will be used to identify Accounts for which Purchaser needs more information. Seller shall research and provide an answer to any reasonable request made by Purchaser for more information within five (5) Business Days of each request by Purchaser. Seller shall provide to Purchaser, no later than ten (10) Business Days after the Conversion Date, the last six months of Account statements for each Account to be Sold.

H.	Notices to Cardholders and Issuance of Replacement Credit Cards.
1.	Thirty (30) days prior to the Conversion Date, Seller shall provide to Purchaser a complete list of Limited-Change Accounts, so that such Accounts may be excluded from Purchaser’s change in terms process.

2.	After Closing Date and prior to the Conversion Date, Purchaser, at its own expense and upon prior written notice to Seller, shall send out one or more notices to Cardholders informing them of the termination of Seller’s credit card plan and the substitution of Purchaser’s plan, any changes to certain benefits offered to Cardholders and any new Account Benefits, and certain changes in terms to be made to the Accounts to be Sold all in a manner which serves to preserve and promote the goodwill and business reputation of both Seller and Purchaser. Purchaser may require Seller to notify certain Cardholders of notice of termination of such Cardholders’ Accounts with Seller. Notices will be sent sufficiently in advance of the Conversion Date so as to comply with any applicable Requirements of Law. Prior to the mailing of any change in terms notice(s) to Cardholders, such notices may be reviewed and approved (such approval rights shall not include approval of any Account terms, such as pricing, new Account Benefits or changes to the Cardholder Agreements) by Seller, which approval shall not be unreasonably withheld or delayed and shall be deemed given if Seller does not reply within ten (10) Business Days following Purchaser’s request for review.

3.	Based upon the current status of each Account to be Sold, Purchaser will, in its sole discretion, determine whether or not to continue or cancel an Account. Seller understands that Purchaser will be relying on information received from Seller and its current processor (if any) for purposes of making these decisions and, to the extent such information is accurate, Purchaser will hold Seller harmless with respect to these decisions. The notices described in Section II.H.1. above will inform Cardholders, as appropriate, that either the Cardholder will be receiving a new Credit Card from Purchaser, or the Cardholder’s account with Seller is being terminated and no new Credit Card will be issued. Purchaser will provide to Seller a list of the Accounts that will show which products the Accounts will be converted to, as well as show which Accounts will not be issued a new Credit Card.
4.	In order to facilitate the smooth transfer of balances to Purchaser, Seller shall change the cycle dates of the Accounts to be Sold to one cycle so that all Accounts to be Sold cycle on the Cut-Off Time, or the last processing date prior to the Conversion Date, to ensure that all such Accounts have a final statement with an ending Principal Balance that reflects the amount that is transferred as of the Conversion Date. If Seller fails or is unable to change the cycle dates of the Accounts to be Sold to one cycle date, the Accounts will not be billed for fees and interest beginning after the date of the last statement produced by Seller through the end of the first statement period produced by Purchaser. This will result in reduced revenue to Seller pursuant to the Joint Marketing Agreement between Seller and Purchaser, which will not be reimbursed by Purchaser.

5.	Seller shall not share with or otherwise communicate to any third party the notices to be provided by Purchaser to Cardholders, prior to the mailing of any such notice, except with Purchaser’s prior written permission.

6.	In connection with the notification to Cardholders described in Section II.H.1. above, Seller authorizes Purchaser, and grants to Purchaser during the term of this Agreement a limited license, to use the Seller Marks in accordance with the provisions of this Agreement. Seller represents, warrants and covenants that it or an affiliate of Seller is and shall remain the sole owner of the Seller Marks, and that it has authority to grant the license for such use, and that use of the Seller Marks by Purchaser will not infringe upon the trade name, copyright, trademark or other intellectual property rights of any third party. Except as otherwise agreed to by the parties, following termination of this Agreement Purchaser shall not have the right to disseminate any Cardholder communications using the Seller Marks.
I.	Seller Acknowledgments. Seller acknowledges and agrees to the following:
1.	it shall be solely responsible for determining the disposition of funds held by Seller in connection with an Account to be Sold that is a Secured Account;

2.	if the Accounts to be Sold are branded as “MasterCard” accounts, they will continue to be branded MasterCard as of the Conversion Date;

3.	it shall be solely responsible for costs incurred with its current third party processor (if any) due to trailing transactions that apply to any Account to be Sold following the Conversion Date;

4.	it shall obtain a deconversion date from Seller’s third party processor no later than twenty (20) Business Days from the Closing Date, which date must be approved by Purchaser; and

5.	it shall be solely responsible for any deconversion fees or other fees or charges assessed to Seller by any third party providing servicing, rewards program administration, or other services for the Accounts to be Sold.
J.	Collections Rights. After the Closing Date, and except where provided elsewhere in this Agreement, Purchaser shall have the sole right to make collections with respect to the Accounts to be Sold. Notwithstanding the foregoing, prior to the Conversion Date, Seller shall make collections on the Accounts to be Sold for the Purchaser pursuant to the terms of an Interim Servicing Agreement, if applicable. From the date of this Agreement until the Conversion Date, Seller shall not change Seller’s Policies and Procedures with respect to its collection practices of the Accounts to be Sold except as may be required by Requirements of Law or otherwise as mutually agreed in writing between the parties.

K.	Compliance with the FCRA. Except as provided in Section II.C.3., Seller shall be solely responsible for all reporting to credit reporting agencies prior to the Conversion Date as well as final reporting to credit reporting agencies relating to the satisfaction of balances of Accounts to be Sold (including, but not limited to, notifying the credit reporting agency that Accounts have been sold and that the balances are zero). In order to comply with the requirements of the Fair Credit Reporting Act, Seller agrees that prior to the Conversion Date it shall, in accordance with Purchaser’s specifications and at Seller’s cost, provide to Purchaser information that is formatted as specified by Purchaser with the date on which each Account to be Sold that is reported to a credit reporting agency as being delinquent as of the Conversion Date first went delinquent. Purchaser shall only be liable to report on the Accounts to be Sold activity related to Purchaser’s experience with the Accounts after the Conversion Date.

L.	Forwarding of Notices. From the Effective Date, Seller shall forward to Purchaser within two (2) Business Days after its receipt thereof any notice, summons, inquiry (but not general Account inquiries), or other information of any kind (including, but not limited to, notices of bankruptcy or other insolvency proceedings) relating to, or in any way affecting Accounts to be Sold. Any such communication shall be sent by Seller to Purchaser in accordance with the procedure described in Section XI.C. of this Agreement.
III. SELLER PROGRAM, ACCOUNT BENEFITS AND CARDHOLDER SERVICE
A.	Seller Program. After the date of this Agreement, and before the Conversion Date, Seller will not, without Purchaser’s consent: (1) engage in or participate in any material transaction or incur or sustain any material obligation with respect to the credit card business, except in the ordinary course of business; (2) transfer, assign, encumber, or otherwise dispose of, or enter into any agreement to transfer, assign, encumber, or dispose of any Account to be Sold, except in the ordinary course of business; (3) change Seller’s Policies and Procedures with respect to the Accounts to be Sold except as may be required by Requirements of Law (in which case Seller shall promptly notify Purchaser of such change); or (4) conduct its credit card plan in other than a normal and regular manner, as it has been previously conducted; or (5) take any action that would adversely affect the Accounts to be Sold. From the date of this Agreement, Seller shall not offer, or enter into an agreement with a third party with the intent to offer, to existing and potential Cardholders any Account terms that restrict Purchaser’s ability to change such terms.

B.	Account Benefits.
1.	To the extent that Seller provides, or facilitates through a third party the provision of Account Benefits to Cardholders related to use of their Accounts, Seller shall cooperate with Purchaser to facilitate the continued enjoyment by Cardholders of the applicable Account Benefit(s) as close to the Conversion Date as possible, but may not terminate Seller’s Account Benefits prior to the time that Purchaser may communicate Purchaser’s Account Benefits to Cardholders. Where a third party is providing one or more Account Benefit(s), Seller shall be solely responsible for working with providers of such benefits for the timely cancellation of such benefits (which Seller acknowledges was Seller’s decision in connection with entering into this Agreement), and Seller shall indemnify and hold harmless Purchaser from any claims that a third party Account Benefit provider may have in connection with the cancellation of the agreement between such third party and Seller. Purchaser may communicate with Cardholders about Purchaser’s Account Benefits including, but not limited to, Purchaser’s reward program, if applicable, at anytime prior to cancellation or termination of Seller’s Account Benefits. Purchaser’s communication of the Purchaser’s Account Benefits will be sent to Cardholders prior to the Conversion Date, which may necessitate that such communication occur prior to the Closing Date. Purchaser shall work with Seller to ascertain the applicable timelines for such communications, some of which may be set forth in Schedule B.

2.	In connection with any existing reward program related to any Account(s) to be Sold, if the reward program liability to Cardholders is cash, Seller shall be solely responsible for, and Purchaser shall have no liability for any cash reward of Cardholders earned and not paid prior to the Closing Date. Purchaser shall be liable for cash rewards earned between the Closing Date and the Conversion Date. Seller shall provide to Purchaser within thirty (30) days after the Closing Date the amount of cash rewards earned and not paid prior to the Closing Date together with supporting information. Within five (5) Business Days after the Conversion Date, Seller shall remit payment of cash rewards to qualifying Cardholders, subject to reimbursement by Purchaser of an amount equal to cash rewards earned by Cardholders between the Closing Date and the Conversion Date upon Purchaser’s receipt of an invoice and supporting documentation from Seller for the amounts remitted. If the reward program liability consists of a “points” program, which points are redeemable for something other than cash, such as travel, services, or merchandise, Purchaser will award to Cardholders points equal to their outstanding points as of the final redemption period for the points, as established by the Seller or third party facilitating such program, if any. Seller acknowledges that the Premium takes into account Purchaser’s assumption of any points-based reward liability outstanding as of Closing Date. Redemptions that occur prior to the Closing Date are at Seller’s expense. In connection with any existing reward program related to any Account(s) to be Sold, Seller shall promptly provide Purchaser with the current program rules, and when the first master file information is provided (pursuant to Schedule B), provide Purchaser with information necessary to identify the Accounts to be Sold that have a reward component.
3.	Seller shall provide Purchaser with electronic files related to reward points as provided by Seller or a third party facilitating the reward program, if any, applicable to Accounts to be Sold, in the following format:
a.	a Monthly Cardholder Liability Report, which will include the beginning reward point balance plus new points earned for the month, less redemptions for the month equaling the ending reward point balance; and

b.	a Cardholder Redemption Report, which will list redemptions by Cardholders.
4.	Seller shall provide the Monthly Cardholder Liability Report and the Cardholder Redemption Report for Accounts to be Sold pursuant to the following timing:
a.	the first set of files will be provided to Purchaser no later than seven (7) Business Days after the last reward point accrual date (the last date on which Cardholders can earn reward points for purchases); and

b.	files will be provided by the fifth (5th) Business Day of each of the months following delivery of the first set of files until the Seller’s reward program terminates. The date of termination of Seller’s reward program will be the final date on which Cardholders may redeem points under the Seller’s reward program.
C.	Cardholder Service Matters.
1.	Seller shall discontinue accepting applications for Accounts to be opened upon the earlier of sixty (60) days before the Conversion Date, or the launch of the Seller’s credit card program pursuant to the terms of the Joint Marketing Agreement, and in any case, pursuant to the timing established in Schedule B or, at Purchaser’s option, immediately upon Purchaser’s written notice to Seller. Should Seller receive any application for an Account after it has discontinued accepting applications, Seller shall forward such application to Purchaser for processing and simultaneously forward a letter to the applicant informing such applicant of the discontinuation of the Seller’s program and substitution of Purchaser’s program (which letter shall be in a standard form approved by Purchaser).

2.	If, at any time during the sixty (60) days after the Conversion Date Purchaser credits an Account to be Sold for any reason (including, but not limited to, fraud, unauthorized use, billing error, or disputes as to quality of goods or services purchased) for any charge which was made on an

Account to be Sold prior to the Closing Date, Seller will reimburse Purchaser for the amount of the credit. Purchaser may also credit a Cardholder’s Account due to Requirements of Law or a contractual obligation, in Purchaser’s sole reasonable interpretation, and Seller will then be obligated to reimburse Purchaser for the credit Elan paid to the Cardholder’s Account. Seller authorizes Purchaser to offset or charge any amounts due to Purchaser under this section, whether or not such charges create overdrafts, against the Correspondent Account under the Joint Marketing Agreement between Seller and Purchaser, within five (5) Business Days after receipt of notice by Seller from Purchaser describing the credit provided. Seller will only be responsible under this section for credits which Purchaser is unable to recover through the appropriate channels through reasonable and normal efforts.
3.	Seller agrees that: (1) any pre-compliance case, pre-arbitration case, incoming compliance case, or incoming arbitration case on the Accounts to be Sold (all cases presented pursuant to National Association dispute and chargeback rules and procedures) notice of which is received by Seller within the ten (10) Business Days prior to the Closing Date and for which the date that Seller must respond is after the Closing Date, will be promptly forwarded to Purchaser for decisioning and processing; and (2) without Purchaser’s consent, Seller shall not accept any resolution (i.e., that Seller or Cardholder will be liable) of any pre-compliance case, pre-arbitration case, incoming compliance case, or incoming arbitration case for which the date that Seller must respond is within the ten (10) Business Days prior to the Closing Date.

4.	Prior to the Conversion Date, Seller agrees to use commercially reasonable efforts to clear any suspense account entries relating to payments or any chargebacks for the Accounts to be Sold.
IV. COVENANTS AND AGREEMENTS
A.	Mutual Covenants and Agreements of Seller and Purchaser. In addition to other obligations set forth in this Agreement, each of Seller and Purchaser covenants and agrees that:
1.	it shall use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, appropriate or desirable hereunder and under the Requirements of Law to consummate and make effective the transactions contemplated by this Agreement;

2.	it shall cooperate fully with the other party hereto in furnishing any information or performing any action reasonably requested by that party, which information or action is necessary to the speedy and successful consummation of the transactions contemplated by this Agreement;

3.	it shall use commercially reasonable efforts to obtain consents of all third parties and governmental bodies necessary for the consummation of the transactions contemplated by this Agreement (including, without limitation, and to the extent applicable, requirements of the Hart-Scott-Rodino Act);

4.	it shall furnish to the other party hereto all information as is required or requested to be set forth in any application or statement to be filed with any state or federal governmental agency or authority in connection with the regulatory approval or review, or any National Association of the transactions contemplated by this Agreement; and

5.	it shall promptly advise the other in writing of any fact that, if existing or known as of the date hereof, would have been required to be set forth or disclosed in or pursuant to this Agreement or of any fact that, if existing or known as of the date hereof, would have made any of the representations contained herein untrue in any material respect.

V. CONFIDENTIALITY
A.	Confidentiality Information. Both parties acknowledge that in performing their respective obligations hereunder, they may have access to information and/or documentation of the other that is of a confidential and/or proprietary nature.
1.	“Confidential Information” includes information of a confidential and/or proprietary nature that may be commercial information or information related to each party’s customers or consumers. Confidential Information includes, but is not limited to, the following, whether now in existence or hereafter created:
a.	all information marked as “confidential” or with similar designation; or information which the receiving party should, in the exercise of reasonable judgment, recognize to be confidential;

b.	all information protected by rights embodied in “know how,” trade secrets, and any other non-public intellectual property rights;

c.	all business, financial or technical information of either party and any of either party’s vendors (including, but not limited to credit card account numbers, and software licensed from third parties or owned by either party or its affiliates);

d.	both parties’ marketing philosophy and objectives, promotions, markets, materials, financial results, technological developments and other similar proprietary information and materials; and

e.	any and all master file information of or about customer(s) of either party, of any nature whatsoever, and specifically including without limitation, the fact of the existence of a relationship or prospective relationship between the providing party and customer(s), all lists of customers, former customers, applicants and prospective customers and all personal or financial information relating to and identified with such Persons (“Customer Information”); provided that all Cardholder information related to Accounts to be Sold shall become Confidential Information of Purchaser upon the Closing Date.

f.	All notes, memoranda, analyses, compilations, studies and other documents, whether prepared by the disclosing party, the receiving party or others, which contain or otherwise reflect Confidential Information.
2.	Exceptions. Except for Customer Information, the term “Confidential Information” excludes any portion of such information that the receiving party can establish by preponderance of the evidence: (1) to have been publicly known without breach of this Agreement; (2) known by the receiving party without any obligation of confidentiality, prior to disclosure of such Confidential Information; (3) to have been received in good faith by the receiving party, without any confidentiality restrictions, from a third-party source having the right to disclose such information; or (4) to have been independently acquired or developed without violating any of the receiving party’s obligations under this Agreement. If either party is required by a court or governmental agency having proper jurisdiction to disclose any Confidential Information, such party shall promptly provide to the other party notice of such request, if permitted by law, so that the other party may seek an appropriate protective order; provided, that either party may disclose Confidential Information to its regulatory governmental agency or to the relevant National Association, if required by the operating regulations of such National Association, without prior notice to the other party.
B.	Limited Use of Confidential Information and Survival of Obligations. Both parties agree now and at all times in the future that all such Confidential Information shall be held in strict confidence and disclosed only to those employees, affiliates, auditors, counsel or agents whose duties reasonably require access to such information and agree to be bound by the provisions of this Section V. The receiving party shall protect such Confidential Information using the same degree of care, but no less than due care, to prevent the unauthorized use, disclosure or duplication (except as required for backup systems) of such Confidential Information as the receiving party uses to protect its own confidential information. Both parties may use the Confidential Information only as necessary for performance hereunder, including (i) as required to be disclosed in the financial statements of the receiving party or its affiliates, to the extent required by applicable accounting principles, or in any regulatory filing; or (ii) as required to be disclosed to a National Association. Subject to any continuing Requirements of Law, both parties’ limited right to use the Confidential Information shall expire upon termination of this Agreement for any reason. Both parties’ obligations of confidentiality and non-disclosure, however, shall survive beyond their duty to perform and shall survive termination or expiration of this Agreement.
C.	Data Security Policies and Procedures. Both parties shall establish data security policies and procedures to ensure compliance with this section that are designed to: (a) ensure the security and confidentiality of Customer Information; (b) protect against any anticipated threats or hazards to the security or integrity of such Customer Information; and (c) protect against unauthorized access to or uses of such Customer Information that could result in substantial harm or inconvenience to any customer. Further, Seller agrees, at its own expense, that it shall transfer Confidential Information, especially Cardholder Account information, to Purchaser in a secure fashion, which includes, but is not limited to, transferring the data electronically and in an encrypted format. If data cannot be transferred electronically, Seller and Purchaser shall arrange for Purchaser’s representative to travel and collect the data file at Seller’s expense. Seller agrees to indemnify and hold Purchaser harmless from all claims, damages or expenses related to the loss or unauthorized access that occurs during the transfer of such Confidential Information by Seller to Purchaser. Seller shall not have any obligation to indemnify and hold Purchaser harmless from all claims, damages or expenses related to the loss or unauthorized access of such Confidential Information that occurs after the transfer of such Confidential Information to Purchaser.

D.	Audit Obligations. Each party (the “Audited Party”) agrees to permit the other (the “Auditing Party”), using a mutually-acceptable third party auditor, to audit its compliance with this Article V during regular business hours upon reasonable notice to the Audited Party. The Audited Party shall provide to the Auditing Party’s auditor copies of audits and system test results acquired by the Audited Party in relation to the data security policies and procedures designed to meet the requirements set forth above. Any audit performed hereunder shall be at the cost of the Auditing Party.

E.	Return or Destruction. The parties are required to develop appropriate security measures for the proper disposal and destruction of Confidential Information. Upon expiration of the receiving party’s limited right to use the Confidential Information, the receiving party shall return all physical embodiments thereof to the providing party or shall destroy or otherwise dispose of the Confidential Information in the manner requested by the providing party. The receiving party shall provide written certification to the other that such Confidential Information has been destroyed. Notwithstanding the forgoing, the receiving party may retain one archival copy of the Confidential Information, which may be used solely to demonstrate compliance with the provisions of this Article V.

F.	Disclosure to Third Parties. If performance by either party, as the receiving party, requires or allows disclosure of the Confidential Information to any third parties, then such receiving party shall ensure that such third parties will have express obligations of confidentiality and non-disclosure, with regard to the Confidential Information, similar to the receiving party’s obligations hereunder. Liability for damages due to disclosure of the Confidential Information by any such third parties shall be with the receiving party.

G.	Security Breach. Purchaser and Seller each shall notify the other promptly following discovery or notification of any actual security breach of the information systems maintained by it. The party that suffers the security breach (the “Affected Party”) agrees to take action promptly, at its own expense, to investigate the actual security breach, to identify and mitigate the effects of any such security breach and to implement reasonable and appropriate measures in response to such security breach, including, but not limited to, immediate remedial action designed to prevent any future such occurrence. The Affected Party also will provide the other party with all reasonably available information regarding such security breach to assist that other party in implementing its information security response program, including, but not limited to, the actions taken by the Affected Party in response to such security. Elan, to the extent required by Requirements of Law, shall notify affected customers of the security breach; but the Affected Party shall bear all costs related to any such notice. Except as may be required by Requirements of Law, the Affected Party will not inform a third Person of any such security breach without the other party’s prior written consent, which consent shall not be unreasonably withheld; however, if such disclosure is required by Requirements of Law, Affected Party shall work with the other party regarding the content of such disclosure in an effort to minimize any potential adverse impact upon the other party, its clients and customers.
H.	Public Statements. Except as may be required pursuant to a Requirement of Law or permitted pursuant to Section II.H. relating to Cardholder communications, neither Seller nor Purchaser, nor any of their respective affiliates, shall, prior to the Effective Date, issue a press release or make any public announcement or any disclosure to any third party related to the transactions contemplated hereby that identifies the other party hereto without the prior written consent of such other party, which consent shall not be unreasonably withheld. It is clearly understood and agreed to by both parties that Seller will issue a press release as approved by Purchaser, which approval will not be unreasonably withheld, on or immediately subsequent to the Effective Date which will disclose the name of Purchaser as well as the general benefits of the transaction. It is further understood that, subsequent to the Effective Date, Seller, in its initial filing regarding this transaction with the Securities and Exchange Commission (“SEC”), will, to the extent required by Requirements of Law, disclose certain information related to the transaction. However, before making such filing, Seller shall provide Purchaser with a reasonable opportunity to review and comment on the information related to the transaction that is included in such filing. Under no circumstances, however, shall this opportunity for Purchaser to review and comment on such filing provide a basis for Purchaser to cause Seller to make a late filing with the SEC. It is further understood that Seller may discuss the general benefits of the transaction in its normal corporate communications or subsequent filings with the SEC.

I.	Terms of Agreement as Proprietary Information. Subject specifically to Section V.A.2, Section V.B and Section V.H, this Agreement and the terms of this Agreement shall be deemed to be proprietary information of the Purchaser. This Article V. shall survive any termination of this Agreement.
VI. REPRESENTATIONS AND WARRANTIES
A.	Seller and Purchaser. As of the date of this Agreement, each of Purchaser and Seller represents and warrants to each other as to itself as follows:
1.	It has full right, power and authority to enter into and perform this Agreement in accordance with all of the terms and provisions hereof, and that the execution and delivery of this Agreement has been duly authorized, and the individuals signing this Agreement on behalf of it are duly authorized to execute this Agreement in the capacity of his or her office, and to obligate and bind the parties, and/or the parties’ subsidiaries and affiliates, in the manner described;

2.	The execution and performance of this Agreement will not violate the organizational documents or by-laws or any material contract or other instrument, Requirement of Law or order to which it has been named a party or by which it is bound. The execution and performance of this Agreement does not require the approval or consent of any other Person;

3.	There are no material actions, suits or proceedings pending or threatened against either party or its affiliates or subsidiaries which would adversely affect its ability to perform this Agreement; and

4.	It or one of its subsidiaries or affiliates owns all right, title and interest in its marks and it or one of its subsidiaries or affiliates has all necessary authority to permit use of its marks as contemplated by this Agreement.
B.	Seller. As of the date of this Agreement, Seller represents and warrants to Purchaser as follows:
1.	Seller is the sole owner of and has good title to the Accounts to be Sold free and clear of all liens, encumbrances or adverse claims of any kind or character and is not subject to any offset, counterclaim or defense of any kind;

2.	Each of the Accounts to be Sold represents a valid and binding obligation of a bona fide Cardholder, enforceable in accordance with its terms, and Seller has delivered to Purchaser all documents and records necessary to enable Purchaser to legally enforce all terms of the Accounts to be Sold;

3.	The Accounts to be Sold, or a substantial portion thereof, are not subject to or bound by any agreement between Seller and a governmental agency or court of law or other party with authority over Seller that may impair Purchaser’s full ownership and administrative rights or create additional responsibilities for Purchaser with respect to such Accounts;

4.	Seller has not previously assigned the Accounts to be Sold and has no contractual or other obligation to sell or otherwise transfer the Accounts or the indebtedness thereunder to any other party;

5.	Each of the Accounts to be Sold, and all documents provided to Cardholders in connection with the Accounts, are legal and enforceable in accordance with their terms, and comply with all applicable Requirements of Law;

6.	Excluding information provided by Cardholders, for which Seller makes no representation or warranty, all information provided to Purchaser by Seller with respect to the Accounts to be Sold (including, but not limited to, information concerning the overall quality and aging of the Accounts to be Sold and information concerning rewards programs, Account terms, or other product features or benefits) was materially true and correct on the date furnished, and Seller has no updated information which would make any previously provided information materially misleading or incorrect or which would make the Accounts to be Sold materially less valuable than they would appear to be on Seller’s records; and

7.	No Account to be Sold contains one or more Account terms, other than Limited-Change Accounts, that cannot be changed by Purchaser or otherwise limits Purchaser’s ability to change the terms of the Account in the manner and timing established by Purchaser related to such Accounts, or is subject to an agreement with a third party, including, without limitation, a third party providing Account Benefits, that would in any way limit Purchaser’s ability to change the terms of the Account in the manner and timing established by Purchaser.
C.	Survival; Obligations of Seller. The representations and warranties contained in this Article VI. shall survive any termination of this Agreement and the transfer of the Accounts to be Sold. If any of the representations or warranties prove to be materially inaccurate with respect to any Account to be Sold, Purchaser may, at Purchaser’s option, require Seller to purchase such Accounts to be Sold. If so required, Seller shall repay to Purchaser the principal balance as of the repurchase date, which means the net amount, including interest, fees, and any other charges owing by a Cardholder to Purchaser on the Cardholder’s Account, of any credit balance in favor of the Cardholder, and less disputed items as recorded in the periodic statement of such Account most recently rendered prior to the repurchase date, plus all debits and less any credit properly posted to such Account pursuant to the terms of the Cardholder Agreement on or before the repurchase date, minus the revenue Purchaser collected on any Account to be Sold, and, at Purchaser’s discretion, the Premium for such principal balance. The terms of Section II.C.3 of this

Agreement shall apply to the repurchase of Accounts. Seller’s obligation to repurchase Accounts shall continue for one year after the Conversion Date.
VII. TERMINATION
Except as provided in Section VIII.A. and Section XI.B., this Agreement shall terminate and shall be of no further force or effect upon the earliest of: (1) as of the close of business on the Conversion Date; (2) upon mutual agreement of the parties; (3) upon notice given by either party to the other party in the event Requirements of Law prohibit the sale transaction contemplated by this Agreement; or (4) if the Closing has not occurred one hundred (100) days after the Effective Date of this Agreement, due to nonperformance of a condition precedent, a party may notify the defaulting party of nonperformance and the defaulting party has fifteen (15) Business Days from receipt of default notice to cure by performing the condition precedent. The notifying party may immediately terminate this Agreement if the defaulting party fails to perform the condition precedent during the cure period. Purchaser also may terminate this Agreement and require Seller to repurchase from it all Assets to be Sold if forty-five (45) days after the Closing Date Seller shall have failed to provide to Purchaser all information required by Purchaser under this Agreement to determine the Preliminary Purchase Price, or if after the Closing Date and prior to payment of the Preliminary Purchase Price by Purchaser, Seller shall have materially breached any covenant to be performed by it under this Agreement. Seller shall have ten (10) Business Days from receipt of Purchaser’s default notice to cure such breach. If Seller fails to cure the default, this Agreement shall immediately terminate and all right, title and interest in and to the Assets to be Sold (other than Purchaser’s right to receive payments from Cardholders or National Associations on account of Cardholders’ obligations or interchange fees related to or arising out of Accounts to be Sold in each case, after the Cut-Off Time and prior to the repurchase of the Accounts to be Sold) shall revert to Seller and Seller shall assume all obligations with respect to the Assets to be Sold. The provisions of Section II.C. shall apply with respect to the Accounts to be Sold that are repurchased by Seller (other than payment provisions if no payment was made by Purchaser for the Accounts to be Sold). Purchaser will execute and deliver to Seller any documents reasonably necessary to reassign and transfer any other Assets to be Sold to Seller. Notwithstanding termination of this Agreement, under this Article VII, each party shall retain all rights and remedies against the other party provided, in this Agreement, for any material breach of this Agreement.
VIII. DAMAGES AND INJUNCTIVE RELIEF
A.	Delay; Liquidated Damages. Should either party fail to perform its obligations pursuant to Section II.B.3. or otherwise delay in the performance of its obligations thereunder, whether the failure to perform or delay is caused by the party itself who fails to perform or a third party, which delay has not been excused by the other party as an Excusable Delay (as defined in Section XI.G), the party who fails to perform timely shall pay to the other liquidated damages in the amount of .0125% of the Principal Balance to be purchased, per day for each day that such non-performing party under Section II.B.3. has failed to perform; provided, that upon termination of this Agreement, such damages determined under this Section VIII.A. shall cease to accrue. The payment of any of the foregoing amounts shall not be deemed to constitute a forfeiture or a penalty.

B.	Default; Damages. In the event that either party breaches any of its obligations under this Agreement, in addition to any other remedies provided pursuant to this Agreement or applicable Requirements of Law, the non-breaching party shall be entitled to recover from the breaching party the actual damages which the non-breaching party may incur on account of such breach. Except as otherwise provided in this Agreement, neither party shall be liable to the other party for damages for lost profits, exemplary, punitive, special, incidental, indirect and consequential damages suffered by the other party, including indemnified parties pursuant to Article IX (except any such damages payable by an indemnified party to Persons not related to the parties hereto or liquidated damages payable under this Agreement that may include any of the foregoing) (“Excluded Damages”).

C.	Injunctive Relief. It is understood and agreed that money damages would not be a sufficient remedy for any breach of Article V. of this Agreement by any party or by any other Person or entity receiving Confidential Information pursuant to Article V. and that the party whose Confidential Information is disclosed or used in violation of this Agreement shall be entitled to claim injunctive or equitable relief as a remedy for any such breach. Such remedy shall not be deemed to be the exclusive remedy for breach of this Agreement, but shall be in addition to all other remedies available to such party at law or equity.
IX. INDEMNIFICATION
A.	Indemnification of Purchaser by Seller. Seller agrees to indemnify and hold Purchaser, its affiliates and its officers, directors, employees and permitted assigns harmless of and from any and every claim, demand, proceeding and suit, and from every liability, loss, damage, cost, charge and expense (including, without limitation, any actions or expenditures required by Requirements of Law, operating regulations of National Associations or card agreements to correct deficiencies related to the Accounts to be Sold) or any other liability of every nature, kind and description whatsoever, whether or not material, liquidated, contingent or prospective in nature, exclusive of Excluded Damages, by reason of or resulting from or arising out of any of:
1.	The ownership or administration of the Assets to be Sold by the Seller prior to the Closing Date (whether known or unknown, contingent or matured);

2.	Seller’s performance of its obligations under this Agreement affecting or alleged to affect Persons not related to the parties hereto;

3.	Any misrepresentation or breach of any representation, warranty or covenant of Seller contained herein or in any document or instrument delivered by Seller hereunder;

4.	The termination of any agreements or relationships related to the Assets to be Sold;

5.	Any fraudulent or dishonest act by Seller, its affiliates, agents or representatives related to this Agreement; or

6.	Seller’s failure to comply with applicable Requirements of Law relevant to this Agreement.
Seller shall be liable for reasonable attorneys’ fees and expenses incurred by Purchaser, but only if the same are incurred in connection with claims, demands, proceedings or suits asserted by Persons not related to the parties hereto.
B.	Indemnification of Seller by Purchaser. Purchaser agrees to indemnify and hold Seller, its affiliates and its officers, directors, employees and permitted assigns harmless of and from any and every claim, demand, proceeding and suit, and from every liability, loss, damage, cost, charge and expense (including, without limitation, any actions or expenditures required by Requirements of Law, operating regulations of National Associations or card agreements to correct deficiencies related to the Accounts to be Sold, or any other liability of every nature, kind and description whatsoever whether or not material, liquidated, contingent or prospective in nature, exclusive of Excluded Damages, by reason of or resulting from or arising out of:
1.	The ownership or administration of the Assets to be Sold by the Purchaser subsequent to the Closing Date (whether known or unknown, contingent or matured);

2.	Purchaser’s performance of its obligations under this Agreement affecting or alleged to affect Persons not related to the parties hereto;

3.	Any misrepresentation or breach of any representation, warranty or covenant of Purchaser contained herein or in any document or instrument delivered by Purchaser hereunder;

4.	Any fraudulent or dishonest act by Purchaser, its affiliates, agents or representations related to this Agreement; and

5.	Purchaser’s failure to comply with applicable Requirements of Law relevant to this Agreement.
Purchaser shall be liable for reasonable attorneys’ fees and expenses incurred by Seller, but only if the same are incurred in connection with claims, demands, proceedings or suits asserted by Persons not related to the parties hereto.
C.	Indemnification Procedures. The Indemnified Party will notify the Indemnifying Party in a reasonably prompt manner of any claim that is asserted and each action or suit that is filed or served (any of the foregoing being a “Claim”) for which the Indemnified Party is seeking indemnification pursuant to this Section IX.C. The Indemnifying Party may thereafter assume control of such Claim, provided, that the Indemnified Party will have the right to participate in the defense or settlement of such Claim. Neither the Indemnifying Party nor the Indemnified Party may settle such Claim or consent to any judgment with respect thereto without the consent of the other party hereto (which consent may not be unreasonably withheld or delayed). The Indemnified Party will provide the Indemnifying Party with a reasonable amount of assistance, at no cost to the Indemnified Party, in connection with defending or settling any such Claim.
X. CONDITIONS PRECEDENT
A.	Conditions Precedent to Purchaser’s Obligations. The obligation of Purchaser to complete Closing under this Agreement is subject to the fulfillment of each of the following conditions unless waived in writing by Purchaser:
1.	The representations and warranties made by Seller herein shall be true and correct in all material respects as of the Closing Date, as though such representations and warranties were restated and made at and as of the Closing Date;

2.	All the necessary consents, regulatory and other approvals, licenses and other authorizations which are material to the transactions contemplated hereby shall have been obtained permitting the post-Closing ownership and operation by Purchaser of the Accounts on terms substantially comparable to those existing at the present and all applicable waiting periods (and extensions thereof), if any, under the Hart-Scott-Rodino Act shall have expired or otherwise been terminated and Seller and Purchaser shall have received all other permits or consents of governmental authorities necessary. No such permit or consent shall contain any condition, limitation or requirement that, individually or in the aggregate, would, in Purchaser’s reasonable good faith judgment, materially reduce the benefits of the transaction contemplated by this Agreement to Purchaser;

3.	As of the Closing Date, there shall not have been any material adverse change in the Assets to be Sold since completion of due diligence by Purchaser;

4.	Seller shall have delivered to Purchaser such documents, certificates and agreements reasonably requested by Purchaser;

5.	Seller and Purchaser shall have entered into the “Elan Financial Services Joint Marketing Agreement” (the “Joint Marketing Agreement”);

6.	No claim, action, suit, proceeding or governmental investigation shall have been threatened or instituted challenging the validity of this Agreement or the series of transactions contemplated hereby which could reasonably be expected to have a material adverse effect on the transactions contemplated hereby and no order of any court shall have been entered which reasonably could be expected to have a material adverse effect on the transactions contemplated hereby;

7.	All pre-Closing covenants, obligations and other matters to be performed on the part of Seller shall have been fulfilled in all material respects;

8.	If required by Purchaser, Seller and Purchaser shall have entered into the Interim Servicing Agreement;

9.	The acquisition of the Assets to be Sold shall not violate any applicable statute, rule or regulation in effect on the Closing Date;

10.	Seller shall have paid to Purchaser any amount due by Seller pursuant to Section VIII.A.
B.	Conditions Precedent to Seller’s Obligations. The obligation of Seller to close under this Agreement is subject to the fulfillment of each of the following conditions unless waived in writing by Seller:
1.	The representations and warranties made by Purchaser herein shall be true and correct in all material respects as of the Closing Date, as though such representations and warranties were restated and made at and as of the Closing Date;

2.	Seller and Purchaser shall have entered into the Joint Marketing Agreement;

3.	No claim, action, suit proceeding or governmental investigation shall have been threatened or instituted challenging the validity of this Agreement or the series of transactions contemplated hereby which could reasonably be expected to have a material adverse effect on the transactions contemplated hereby and no order of any court shall have been entered which reasonably could be expected to have a material adverse effect on the transactions contemplated hereby;

4.	All applicable waiting periods (and extensions thereof), if any, with respect to any application filed with the OCC in connection with the transactions contemplated hereby or under the Hart-Scott-Rodino Act shall have expired or otherwise been terminated and Seller and Purchaser shall have received all other necessary permits or consents;

5.	All pre-Closing covenants, obligations and other matters to be performed on the part of Purchaser shall have been fulfilled;

6.	Purchaser shall have paid to Seller any amount due by Purchaser pursuant to Section VIII.A.; and

7.	The sale of the Assets to be Sold shall not violate any applicable statute, rule or regulation in effect on the Closing Date.
C.	Closing. The Closing shall be deemed to have occurred on the Closing Date specified in the second Recital of this Agreement, unless one of the parties notifies the other in writing prior thereto that in its reasonable determination not all of the conditions precedent to its obligation to close under this Agreement have been satisfied; provided, that if such determination is not accurate, the Closing Date shall be deemed to have occurred as specified in the second Recital of this Agreement if so elected by the other party.
D.	Filing. Seller authorizes Purchaser to file Uniform Commercial Code financing statements (as Purchaser may deem necessary) naming Seller as “debtor” and Purchaser as “secured party” and describing the Accounts to be Sold, the Related Receivables and related assets as collateral.
XI. ADDITIONAL CONTRACT PROVISIONS
A.	Successors and Assigns. This Agreement benefits and binds the parties hereto and their respective successors and assigns. Neither party may assign or transfer its rights or obligations under this Agreement without the other party’s prior written permission, which permission shall not be unreasonably withheld, except that Purchaser may make such an assignment or delegation to an affiliate of Purchaser that has the ability to fulfill the obligations of Purchaser hereunder without Seller’s written consent.

B.	Survival of Obligations, Rights and Remedies. In addition to the survival of specific clauses as set forth in the terms of this Agreement, the obligations and remedies of the parties as specified in the provisions described below shall survive termination of this Agreement as follows:
1.	in the case of termination of this Agreement by reason of the Conversion Date having occurred, the obligations and remedies of the parties set forth in Sections II.B., II.C., II.D., II.F., II.G., II.I., II.J., II.K., II.L., III.B., III.C.2., and III.C.3., and Articles V, VI, VII, VIII, IX and XI of this Agreement;

2.	in the case of termination of this Agreement after Closing and prior to Conversion having occurred, the obligations and remedies of the parties set forth in Sections II.I.5., II.J, II.K., XI.C., XI.H., and XI.J., and Articles V., VI., VII., VIII. and IX of this Agreement; and

3.	in the case of termination of this Agreement prior to Closing, the obligations and remedies of the parties set forth in Section XI.C., XI.H., and XI.J., and Articles V., VI., VII., VIII. and IX. of this Agreement.
All rights and obligations of either party which may have arisen or accrued prior to termination shall survive termination of the Agreement.
C.	Notices. All communications or notices required or permitted under this Agreement shall be deemed to have been given on the date when (i) delivered in person or by a nationally recognized overnight delivery service, (ii) sent via telecopy transmission to the telecopy number specified below with a hard copy sent via first class mail the following day, or (iii) deposited in the United States mail, postage prepaid, and addressed as follows:

1.	if to Purchaser:	Elan Financial Services
777 East Wisconsin Avenue — 6th floor
Milwaukee, Wisconsin 53202
Attention: Credit Card Portfolio Acquisition Manager
Telecopy No. 414-765-6134

	with a copy to:	Elan Financial Services
800 Nicollet Mall, BC-MN-H21N
Minneapolis, Minnesota 55402
Attention: Corporate Counsel, Retail Payment Solutions
Telecopy No. 612-303-7888

2.	if to Seller:	Fulton Financial Corporation
One Penn Square
Lancaster, Pennsylvania 17602
Attention: Jeff Peeling
Telecopy No. 717-391-1396

	With a copy to:	Fulton Financial Corporation
One Penn Square
Lancaster, Pennsylvania 17602
Attention: General Counsel
Telecopy No. 717-295-9194
Each party may change its address or telecopy number for communications and notices hereunder by written notice to the other party hereto.
D.	Severability. The invalidity or unenforceability of any term or provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

E.	Waivers and Amendments. No delay, omission, or neglect with respect to the exercise of any right under this Agreement shall constitute a waiver of such right. No waiver or amendment of this Agreement shall be valid unless agreed upon in writing by both parties.

F.	Entire Agreement, Section Headings and Counterparts. This Agreement constitutes the entire agreement between the parties with respect to matters covered by this Agreement, and supersedes any contract, agreement, or oral understanding with respect to such matters which may have been in existence between the parties prior to the date of this Agreement. All section headings herein are included for convenience only and are not to be construed as a part of this Agreement or in any way limiting or amplifying its terms. This Agreement may be signed in any number of counterparts, each of which shall be deemed an original.

G.	Excusable Delays and Force Majeure. Any delay hereunder shall be excused to the extent approved in writing by the parties. Any delay in the performance by either party hereto of its obligations hereunder shall be excused when such delay in performance is due to any cause or event of any nature whatsoever beyond the reasonable control of such party, including without limitation any act of God; any fire, flood or weather condition; any earthquake; any epidemic or pandemic; act of a public enemy, war, insurrection, riot, explosion, terrorist attack or strike; provided, however, that prompt verbal notice must be given by such party to the other party followed by written notice within thirty (30) days after the occurrence of such cause or event.

H.	Governing Law. This Agreement shall be governed by and construed in accordance with the substantive laws of the State of Minnesota, without regard to conflict of law issues.

I.	Relationship of Parties. Nothing herein contained shall be deemed or construed to create a partnership or joint venture between the parties. The duties and responsibilities of the Seller shall be rendered by the Seller as an independent contractor and not as an agent of Purchaser. The Seller shall have full control of all of its acts, doings, proceeding, relating to or requisite in connection with the discharge of its duties and responsibilities under this Agreement.

J.	Arbitration.
1.	The parties agree to negotiate in good faith to resolve any controversy, dispute or claim arising out of, in connection with, or in relation to the interpretation, performance, non-performance, validity or breach of this Agreement or otherwise arising out of, or in any way related to, this Agreement (a “Dispute”); provided that whether the parties negotiated in good faith to resolve any Dispute will not be an issue to be resolved in any forum. In the event that the parties are unable to resolve such Dispute within 30 days or such other time period specified in this Agreement or mutually agreed to in writing by the parties, any Dispute shall be settled by binding arbitration in accordance with the Arbitration Rules for Commercial Financial Disputes in effect at the time, including, if applicable, the Supplementary Procedures for Large, Complex Disputes, but excluding the use of the expedited procedures of the American Arbitration Association and the laws of the State of Minnesota then in effect. The arbitration shall be conducted in English, and the place of such arbitration shall be in Minneapolis, Minnesota. Such arbitration shall be conducted before the American Arbitration Association (the “AAA”) and, except as otherwise provided herein or as otherwise agreed to by the parties in writing, in accordance with the rules of the AAA in effect at the time of such arbitration, and all decisions and awards shall be rendered by, three impartial and independent arbitrators, who have expertise or experience in the area of law related to the Dispute, and who are listed on the AAA roster. Arbitrators shall be appointed as follows: one appointed by Correspondent, one appointed by Elan and one (if available, a retired judge from the highest court of general jurisdiction, state or federal, of the state where the hearing will be conducted) appointed by the two arbitrators appointed by the parties (together the “Arbitration Panel”); provided, however; if the parties to a Dispute agree within 30 days of submission of a matter to arbitration to select one arbitrator (from the AAA roster), then the Arbitration Panel shall consist of one arbitrator.

2.	Unless a party to this Agreement seeks equitable relief to enforce its rights under this Agreement in a court of competent jurisdiction, all Disputes, including whether a Dispute is an arbitrable dispute, whether arbitration has been waived, whether an assignee of this Agreement is bound to arbitrate, or as to the interpretation or enforceability of this Section X.I.J., shall be determined by the Arbitration Panel in accordance with the rules of the AAA.

3.	Any award rendered by the Arbitration Panel shall be rendered in a written, reasoned opinion and shall be final, binding and unappealable except as provided in the Federal Arbitration Act, 9 U.S.C. Section 1 et seq., and judgment may be entered on any such award by any state or federal court having competent jurisdiction.

4.	Except as otherwise provided in this Agreement, the Arbitration Panel may award costs of arbitration and attorneys’ fees to any party to the arbitration if permitted by Requirements of Law. In the absence of any award of costs or attorneys’ fees by the Arbitration Panel, each party shall bear its own attorneys’ fees and each party shall bear one-half the costs of arbitration. Judgment upon the award rendered by the Arbitration Panel may be entered in any court having jurisdiction thereof.
K.	Attached Exhibits and Schedules. Each Exhibit and each Schedule referred to in this Agreement is expressly incorporated in its entirety and made a part of this Agreement.
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     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

U.S. BANK NATIONAL ASSOCIATION ND, D/B/A ELAN FINANCIAL SERVICES		DELAWARE NATIONAL BANK

By:	/s/ Pamela A. Joseph	By:	/s/ P. Randolph Taylor

Title: Vice Chairman		Title: President and CEO

[Signature Page to Credit Card Account Purchase Agreement]

Exhibit A
Definitions
1.	“Account” means revolving lines of credit issued to individuals and Business Entities and accessed through the use of a Credit Card bearing the marks of a National Association.

2.	“Account(s) to be Sold” means those Accounts to be sold and transferred to Purchaser, identified in Section II.A.1., including all Principal Balances thereunder.

3.	“Account Benefits” means the ancillary benefits available to Cardholders, including but not limited to credit insurance, debt cancellation programs, and rewards programs, which benefits may be offered to Cardholders by Seller or a third party who has contracted with Seller to provide such services.

4.	“Account Documentation” means all existing books, materials, records, Account applications, Cardholder Agreements, documents, disclosure statements, credit information files, credit card slips, receipts, drafts, checks, instruments, mailing lists, customer lists, monthly billing statements, customer correspondence, Cardholder master files and other records relating to the Accounts to be Sold, whether on paper, microfilm, microfiche, magnetic tape, computer disc or in any other form, including, without limitation, statement fiche and billing dispute records.

5.	“Affected Party” shall have the meaning set forth in Section V.G.

6.	“Assumed Liabilities” shall have the meaning set forth in Section II.D.2.

7.	“Audited Closing Statement” shall have the meaning set forth in Section II.B.6.

8.	“Audited Preliminary Closing Statement” shall have the meaning set forth in Section II.B.6.

9.	“Business Day” shall mean any day (other than Saturday, Sunday or [change to U.S. holidays) in which national banks are permitted to be open in North Dakota.

10.	“Business Entity” or “Business Entities” means a business organization, including but not limited to a municipality, governmental agency, partnership, corporation, limited liability company or sole proprietor.

11.	“Cardholder” means singly or as a group, a Person who holds an Account (which Account is designated as either a consumer or business Account) issued by Seller.

12.	“Cardholder Agreement” means the agreement between the Cardholder and Seller that governs use of an Account.

13.	“Closing” means the closing of the sale, purchase and assignment of the Accounts to be Sold by and between Seller and Purchaser and the transfer of all of Seller’s right, title and interest in and to the Accounts to be Sold and other Assets to be Sold to Purchaser.

14.	“Closing Date” means the date first stated above in the second Recital on which the Closing is to be consummated, or such later date as Closing may occur.

15.	“Closing Payment” means the difference between the Closing Purchase Price, set forth in Schedule A-1, and the Preliminary Purchase Price, as set forth in Schedule A-1.

16.	“Confidential Information” shall have the meaning as set forth in Article V.

17.	“Conversion Date” means the date that all Accounts to be Sold that are transferred hereunder are converted to Purchaser or Purchaser’s representative for record keeping and servicing functions related to the ongoing activity of such Accounts to be Sold. The Conversion Date may be the same as the Closing Date.

18.	“Correspondent Account” shall mean a depository account established by Seller with a financial institution designated or approved by Purchaser for the purpose of receiving or making payments and settling transactions pursuant to this Agreement.

19.	“Customer Information” shall have the meaning as set forth in Section V.A.1.

20.	“Credit Card” means any card, plate or other access device (including cash advance checks and balance transfer checks) that may be used from time to time to obtain open-end credit pursuant to an Account.

21.	“Customer Base” means the proprietary information that relates specifically to the Accounts to be Sold, including the customer lists containing names and the most recent street addresses, telephone numbers, social security numbers and the credit data of the Cardholders with respect to such Accounts.

22.	“Cut-Off Time” means the time of the close of processing on the Closing Date by Seller or Seller’s processor, if any, in accordance with past custom and practice of the Accounts to be Sold.

23.	“Effective Date” shall mean the date first set forth in the introductory paragraph of the Agreement.

24.	“Excluded Damages” shall have the meaning set forth in Section VIII.B., hereof.

25.	“Full Recourse Account” shall mean (i) a Secured Account and/or (ii) an Account that has a credit limit or balance that exceeds $50,000, and Seller has agreed to enter into a separate Full Recourse Agreement in order to assume all risk of credit, fraud or other loss with respect to such Account and indemnify and hold Purchaser harmless from any loss, claim or damage arising from, or relating to, the Account.

26.	“Full Recourse Agreement” shall mean a separate agreement between Purchaser and Seller with respect to a Full Recourse Account, which agreement is in a form supplied by or approved by Purchaser.

27.	“Ineligible Account” shall have the meaning set forth in Section II.A.2.

28.	“Interim Servicing Agreement” shall mean an agreement between Seller and Purchaser whereby Seller, or Seller’s representative, will provide for the servicing of the Accounts to be Sold from the Closing Date to the Conversion Date.

29.	“Interim Servicing Period” shall mean the period during which Seller provides interim servicing for the Accounts to be Sold and Related Receivables.

30.	“Joint Marketing Agreement” shall have the meaning set forth in Section X.A.5.

31.	“Limited-Change Account” means any balances within Accounts which have any promotional rates applied and which promotional rates cannot be changed before the expiration of the promotional period (as provided by reports of Seller to Purchaser) which in all cases does not to extend beyond December 31, 2008.

32.	“National Association” means Visa and MasterCard and such other national card association with respect to which Purchaser may become an issuer during the term of this Agreement.

33.	“Person” means a natural person, corporation, partnership, limited partnership, limited liability company, joint venture, firm, association, trust, unincorporated organization, government or governmental agency or political subdivision or any other entity, whether acting in an individual, fiduciary or other capacity.

34.	“Preliminary Purchase Price” shall be the amount set forth in Schedules A and A-1.

35.	“Premium” means that certain percentage or dollar amount, as set forth in Schedules A and A-1, that is added to the Principal Balances that are being purchased to make up the Purchase Price of the Accounts to be Sold.

36.	“Principal Balance” means the net amount, including interest, fees, and any other charges owing by a Cardholder to Seller on the Cardholder’s Account, of any credit balance in favor of the Cardholder, and less disputed items as recorded in the periodic statement of such Account most recently rendered prior to the Cut-Off Time, plus all debits and less any credit properly posted to such Account pursuant to the terms of the Cardholder Agreement on or before the Cut-Off Time.

37.	“Purchase Price” shall have the meaning set forth in Section II.B.1.

38.	“Related Receivables” means, with respect to each Account to be Sold, all amounts owing to Seller by the related Cardholders on such Account as of the Cut-Off Time, including outstanding extensions of credit, Unposted Accrued Finance Charges, billed finance charges, annual fees, and any other charges and fees assessed on said Account.

39.	“Requirements of Law” means, with respect to any party hereto, any law, ordinance, statute, treaty, rule, judgment, regulation or other determination or finding of any arbitrator or governmental authority applicable to or binding upon such party or to which such party is subject, whether federal, state, county, local or otherwise (including, without limitation, usury laws, the Bank Secrecy Act, the Federal Truth-In-Lending Act, the Fair Debt Collection Practices Act, the Federal Equal Credit Opportunity Act, the Fair Credit Reporting Act, the National Bank Act, the Federal Credit Union Act, Gramm-Leach-Bliley, the USA PATRIOT Act, and Regulations B, E, P and Z of the Board of Governors of the Federal Reserve System).

40.	“Secured Account” means an Account that is secured by a deposit account or other secured method as established by Seller.

41.	“Security Agreement” means the agreement executed by a Cardholder, which creates a security interest in funds held in a savings account as security for the Secured Account.

42.	“Seller Marks” means all registered and unregistered trademarks, services marks, trade name, service name, trade dress and internet address or domain name including, without limitation, the Seller’s name and logo(s), owned and used by Seller.

43.	“Seller’s Policies and Procedures” means Seller’s policies and normal, day-to-day operating procedures and practice in compliance with such policies and Seller’s normal financial accounting guidelines for the conduct of the business of issuing credit cards, all existing as of the date of execution of this Agreement that are in use by Seller for all of Seller’s credit card portfolio without regard to ownership of the Accounts, as modified from time to time.

44.	“Unearned Program Fees” means the pro-rata portion of any scheduled fees that have been billed to Cardholders for services associated with the Accounts to be Sold including, but not limited to an annual fee for use of the card, identity theft protection, and reward program, but have not yet been earned as of the Closing Date of this Agreement, according to an assumed twelve-month, straight-line amortization period that is applied at the Account level beginning at the time at which the annual fee is posted to the Account.

45.	“Unposted Accrued Finance Charges” means the aggregate amount of finance charges that have been earned but not yet posted and billed to each Account to be Sold from the last cycle date of each Account to be Sold up to and including the Cut-Off Time.